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Exhibit 99.1

FOR IMMEDIATE RELEASE
AMEX: WOC

WILSHIRE ENTERPRISES, INC. ANNOUNCES VOTING RESULTS OF ANNUAL MEETING

Newark, N.J., June 17, 2005 -- Wilshire Enterprises, Inc. ("Wilshire" or the "Company") (Amex: WOC) announced today that at the Company's annual meeting held yesterday the shareholders approved the reelection of Miles Berger and Eric J. Schmertz to the Board of Directors. Approximately 91% of the outstanding shares of common stock were voted. Messrs. Berger and Schmertz each received approximately 98% of the votes cast.

Sherry Wilzig Izak, Chairman and Chief Executive Officer, commented, "We are very grateful for the continued strong support from the Company's shareholders. We remain committed to further improving our operations including potentially selling additional real estate assets and investing prudently in our existing core portfolio of multi-family properties. As previously stated, we will seek to have strategic discussions as appropriate with potential merger partners, including public and private companies. And, as already disclosed, we will evaluate the acquisition of real estate assets on an opportunistic basis, particularly if the Company is able to defer paying taxes resulting from a gain from the sale of a property by acquiring a new property in conjunction with a 1031 exchange. Of course, there can be no assurance to existing and potential shareholders of the Company when and if these events may occur."

ABOUT WILSHIRE ENTERPRISES:

Wilshire is an American Stock Exchange listed corporation engaged primarily in the acquisition, ownership and management of real estate investments in the United States including Arizona, Florida, Texas and New Jersey.

FORWARD-LOOKING STATEMENT:

The non-historical statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such projections. Such risks and uncertainties include uncertainties inherent in any attempt to purchase or sell one or more real estate properties at an acceptable price, environmental risks relating to the Company's real estate properties, competition, the substantial capital expenditures required to maintain the Company's real estate operations, market and economic changes in areas where the Company holds real estate properties, interest rate fluctuations, the possibility that business or market factors cause the Company to vary from its current plans, the impact of changing economic conditions, and other risks and uncertainties disclosed in the Company's 2004 Form 10-K filed with the Securities and Exchange Commission.

For stockholder inquiries: please contact Dan Pryor at 201-420-2796.